Exhibit 99.2

Biostar Pharmaceuticals to Host Virtual Presentation February 18th at 10:30 AM EST

XIANYANG, China, Feb. 17, 2011 -- Biostar Pharmaceuticals, Inc. (Nasdaq: BSPM) ("Biostar" or "the Company"), Xianyang, PRC-based manufacturer of an over-the-counter Hepatitis B medicine, Xin Aoxing Oleanolic Acid Capsules, and a variety of other pharmaceutical products in the PRC, today announced that Bill Chen, CFO, will host a Virtual presentation on February 18, 2011 at 10:30 AM EST.

The Virtual Presentation will include a Web-based company presentation and overview by management which will introduce the Company’s pharmaceutical portfolio, sales and growth strategy and will conclude with Q&A from participants. To participate in the event, please RVSP to debra.juhl@hcinternational.net.

To access the event, please follow the steps below.

Step 1 :  Access the Audio
Please dial into the number indicated below to listen to the audio portion of the presentation:
Dial-in (U.S.):   Toll free: 1-877-941-1427
Dial-in (International): 1-480-629-9664
Topic:  Biostar Pharmaceuticals Conference Call

Step 2 :  Access the Web-based Presentation on Your Screen
By clicking on the link below, you will be able to view and follow the Company Presentation on-line. Enter as a Guest.
http://viavid.na4.acrobat.com/bsi33192/

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions. The Company’s most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter  medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar currently manufactures two broad-based OTC products, two prescription-based pharmaceuticals, one medical device and five health supplements.

Cautionary Note re: Forward Looking Statements

 Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors.  Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Item 1A. Risk Factors” in Biostar’s most recent Form 10-K filing, as and to the extent revised and updated to date in its subsequent Form 10-Q filings. In addition, Biostar operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Biostar disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.  You are also urged to carefully review and consider the various disclosures in Biostar’s most recent Annual Report on Form 10-K, as well as other public filings with the SEC since the filing of Biostar’s Annual Report."

For further information, contact:

Bill Chen (Deyin), CFO
Tel: +86-138-161-00700
Email: bchen65@gmail.com

Ted Haberfield
HC International, Inc.
Tel: US +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net